Exhibit 10.5

BLACK PEARL ENERGY, LLC

Lender,

and

STW RESOURCES HOLDING CORP

Borrowers,

LINE OF CREDIT AGREEMENT

March __, 2014

LINE OF CREDIT AGREEMENT

THIS LINE OF CREDIT AGREEMENT (“Agreement”) is made and entered into effective as of the __ day of March, 2014 by and among BLACK PEARL ENERGY, LLC a Texas limited liability corporation (the “Lender”) and STW Resources Holding Corp., a Nevada corporation (“STW or Borrower”).

R E C I T A L S:

A. The Borrower wishes to obtain from the Lender, a line of credit facility of up to $2,000,000 (the “Line of Credit”) for the purpose of providing the borrower with working capital and the funds necessary to expand its Business.

B.  In full reliance on the representations made by Borrower in this Agreement and the Line of Credit Documents (as defined in Article I of this Agreement), Lender is willing to extend such financing to Borrower upon the terms, covenants and conditions contained in this Agreement and in the Line of Credit Documents.

C. As an inducement for Lender to extend such financing to the Borrower, Borrower has agreed to issued Borrower 1.5 million shares of its common stock (the "Inducement Shares") and  pay Lender a $25,000 transaction fee on the final Closing Date ("Transaction Fee").

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, Borrower and Lender mutually agree as follows:

ARTICLE I
DEFINITIONS

Unless the context clearly indicates otherwise, certain terms used in this Agreement shall have the meanings set forth below:

 “Affiliate” shall mean:  (a) with respect to a corporation, (1) any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than 20% of any class of shares or other equity security, or (2) any Person which, directly or indirectly, controls or is controlled by or is under common control with such corporation; and (b) with respect to a partnership, venture or limited liability company, any (1) general partner or member, (2) general partner of a general partner or member, (3) partnership with a common general partner or member, or (4) co-venturer thereof, and if any general partner, member or co-venturer is a corporation, any Person which is an Affiliate of such corporation.  For purposes hereof, “controls” (which includes the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Business” shall mean the business of providing oilfield services and water management, including consulting and customized water analysis, reclamation and remediation services to a variety of complex oil and gas produced and flowback water, brackish water, industrial, and municipal applications throughout several geographic location.

“Business Day” shall mean any day of the week other than Saturday, Sunday or other day that is recognized as a holiday in the State of Texas.

“Closing Date” shall mean the individual and collective reference to the dates of funding of each of the Line of Credit during the Funding Period, and shall include the Closing Date.

 “Event of Default” shall mean the occurrence and continuance of any of the events listed in Sections 6.1 or 6.2 of this Agreement.

"Financing Event" shall mean the date on which the Borrower receives gross proceeds of not less than $6,000,000 resulting from either or both of: (a) the consummation of one or more private placements of debt or equity securities, not including the funds received pursuant to this Agreement; or (b) the filing of a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for an initial public offering of the Borrower's securities.

“Funding Date” shall mean August 1, 2013.

 “Governmental Authority” shall mean the government of the United States, any state, province or political subdivision thereof, any other foreign country, any multi-national organization or body and any entity exercising executive, judicial, legislative, police, taxing, regulatory or administrative authority or power of any nature.

“Hazardous Substances” shall mean any explosives, PCBs, radioactive materials, asbestos, urea formaldehyde, foam insulation, hydrocarbon contaminants, underground or above ground tanks, pollutants, waste, contaminants, hazardous, dangerous, radioactive or corrosive or deleterious or toxic substances or materials or hazardous or special waste or any other such substance or material as defined or regulated pursuant to any environmental laws.

 “Initial Advance”  shall mean the sum of approximately one million ten thousand and five hundred Dollars ($1,010,500), which amount has been previously advanced to the Borrower.

“Lien” shall mean any lien, mortgage, security interest, collateral assignment, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of general creditors of the owner of the property or assets.

 “Line of Credit” shall mean the financing provided by Lender to Borrower under the terms of this Agreement in the maximum principal amount of Two Million Dollars ($2,000,000).

 “Line of Credit Documents” shall refer to this Agreement and the Note.  All of the Line of Credit Documents are incorporated herein by reference.

 “Material Adverse Event” means any circumstance or event that, individually or collectively with other circumstances or events, may reasonably be expected to have a material adverse effect on the financial condition or Business of the Borrower, as now conducted or as proposed to be conducted.

“Maturity Date” shall mean August 1, 2014, being the date that all sums evidenced by the Note shall be due and payable; provided, however, that in the event that a Financing Event shall not have occurred on or before such date, the Maturity Date of the Note shall be automatically extended to the earlier to occur of September 30, 2014 or the date that a Financing Event shall have occurred.

“Month” shall mean a calendar month.

 “Note” shall mean reference to the promissory Note issued by the Borrower to the Lender to evidence the Line of Credit and in the form of Exhibit A annexed hereto and made a part hereof.

“Person” shall mean and includes an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated association, a joint venture or any other entity or a government or any agency or political subdivision thereof.

“Tax” shall mean all present and future taxes, levies, imposts, withholdings, duties, charges or fees of any nature whatsoever including without limitation any customs, franchise, transfer, sales, use, business, occupation, excise, personal property, real property, stamp, gross income, fuel, leasing, occupational, value added, turnover, excess profits, excise, gross receipts, gross profits, registration, license, corporation, capital gains, export, custom, import, net income, taxes (or any other amount corresponding to any of the foregoing) now or hereafter imposed, levied, collected, withheld or assessed by any national, foreign, regional or local taxing or fiscal authority or agency, together with any penalties, additions to tax, fines or interest thereon, and any assessments in respect of any of the foregoing, and Tax and Taxation shall be construed accordingly.

ARTICLE II
AMOUNT AND TERMS OF LINE OF CREDIT

2.1 Line of Credit

.  On the Closing Date, the Lender shall provide the Borrower with a Line of Credit up to the maximum amount of TWO MILLION DOLLARS ($2,000,000), representing the maximum aggregate amount of the Advances that may be outstanding and any time under the Line of Credit (the “Principal Indebtedness”).  The entire Principal Indebtedness of the Line of Credit shall be due and payable on the earlier to occur of (a) the occurrence and continuation of an Event of Default hereunder, or (b) the Maturity Date (as the same may be extended as herein provided).

2.2 Interest

.  Interest shall be payable on the outstanding Principal Indebtedness at the rate of eleven percent (11%) per annum (the “Interest Rate”).   Interest at the Interest Rate on all outstanding Advances shall be payable with the then outstanding Principal Indebtedness on the Maturity Date.

2.3 Advances; Initial Advance; Use of Proceeds.

(a) Initial Advance.  Since the Funding Date, the Lender has made advances in the aggregate amount of approximately one million ten thousand and five hundred Dollars ($1,010,500).

(b) Additional Advances.  All Advances, other than the Initial Advance (the “Additional Advances”) shall be made by Lender on a date which shall be not later than five (5) days following written request therefore from Borrower (the “Borrowing Notice”).

2.4 Prepayment

2.5  Borrower may prepay, in whole or in part, the Principal Indebtedness of the Line of Credit, and all Interest accrued on any outstanding Advances at any time prior to the Maturity Date, without the prior written consent of each of the Lender and without payment of any premium or penalty.

ARTICLE III
ADDITIONAL AGREEMENTS OF THE BORROWER

                      3.1           Issuances to Lender.  Borrower promises to issue the Inducement Shares to Lender upon signing of this Agreement and promises to pay Lender the Transaction Fee on the final Closing Date.

3.2           Conditions Precedent to Disbursement at Closing.  Prior to the disbursement of any of the proceeds of the Line of Credit to or for the account of Borrower at closing of the Line of Credit, and as a condition precedent to such disbursement, all of the conditions set forth below must be satisfied as determined by Lender, in Lender’ sole discretion.

(a) Authority.  On the Closing Date Borrower shall deliver to Lender a resolution authorizing the Borrower to enter into the transactions contemplated by this Agreement and such other documents as Lender may reasonably request.

(b) Line of Credit Documents.  On the Closing Date, the Borrower shall execute and deliver to the Lender, a counterpart of all Line of Credit Documents in favor of the Lender.

(c) Miscellaneous Items.  Borrower shall deliver to Lender such other items, documents and evidences pertaining to the Line of Credit as may reasonably be requested by Lender.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1           The Borrower does hereby represent and warrant to Lender, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the disclosure schedules of Borrower):

a) Due Organization and Qualification.  Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted. The Borrower is qualified to transact business and in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect.

b) Authority to Execute and Perform Agreements.  The Borrower has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the other Line of Credit Documents and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Line of Credit Documents by the Borrower and the consummation of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary individual and corporate action, and no other proceedings on the part of Borrower are necessary to authorize this Agreement and the other Line of Credit Documents or to consummate the transactions so contemplated.  This Agreement and the other Line of Credit Documents have all been or will be duly executed and delivered and are the valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

c) No Breach.  The Borrower's execution, delivery and performance of this Agreement and the other Line of Credit Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Borrower’s Certificates of Incorporation or bylaws; (b) any Contract  to which the Borrower is a party or by or to which it or any of their assets are bound or subject; (b) any Law or Order against, or binding upon or applicable to Borrower or  their assets; or (d) any Permit.

d) No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of Borrower in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Borrower or any action taken by Borrower.

4.2.           The Lender does hereby represent and warrant to Borrower, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item):

a)           Lender acknowledges that the Inducement Shares are being acquired solely for the Lender's own account and not as a nominee for any other party, and for investment, and that the Lender will not offer, sell or otherwise dispose of the Inducement Shares except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

b)           Lender understands that except as provided in paragraph (iii) below, all certificates representing the Inducement Shares shall be stamped or imprinted with a legend in substantially the following form:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

(i) The Borrower agrees to reissue the Inducement Shares or certificates representing same, without the legend set forth above, if at such time, prior to making any transfer of any such securities, the Lender shall give written notice to the Borrower describing the manner and terms of such transfer and demonstrating that the following conditions are satisfied. Such proposed transfer will not be effected until: (a) either (i) the Borrower has received an opinion of counsel reasonably satisfactory to the Borrower, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Borrower with the Securities and Exchange Commission and has become and remains effective under the Securities Act, and (b) either (i) the Borrower has received an opinion of counsel reasonably satisfactory to the Borrower, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Borrower will respond to any such notice from a holder within three (3) Trading Days. In the case of any proposed transfer under this Section 4.2(b), the Borrower will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Borrower. The restrictions on transfer contained in this Section 4.2(b) shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement or imposed by law. Whenever a certificate representing the Inducement Shares is required to be issued to the Lender without a legend, in lieu of delivering physical certificates representing the Inducement Shares, the Borrower shall cause its transfer agent to electronically transmit the Inducement Shares to the Lender by crediting the account of the Lender or Lender's Prime Broker with DTC through its DWAC system (to the extent not inconsistent with any provisions of this Agreement).

(a) Accredited Investor Status. At the time of this Agreement and receipt of the Inducement Shares, the Lender is and shall be an “accredited investor” as defined in Regulation D under the Securities Act.

ARTICLE V
COVENANTS

For so long as any principal amount and accrued interest in respect of the Line of Credit remains outstanding, the Borrower covenants and agrees with the Lender as follows:

5.1 Information.  Borrower shall furnish to Lender with reasonable promptness such data and information, financial and otherwise, concerning Borrower as from time to time may reasonably be requested by Lender for purposes of administering compliance with the Line of Credit Documents.

5.2 Notice.  Borrower shall promptly notify Lender in writing of any of the following:

(a) The existence or occurrence of any event, which with the passage of time, the giving of notice, or both, would constitute an Event of Default under this Agreement or a default under any of the Line of Credit Documents; and,

(b) Any events or changes in the financial condition of Borrower occurring since the date of the last financial statement of Borrower filed with the Securities and Exchange Commission prior to the date of this Agreement, which individually or cumulatively when viewed in light of prior financial statements, may result in a Material Adverse Event in the financial condition of Borrower.

5.3 Compliance with Laws.  Borrower shall comply with all local, state and federal laws, except where non-compliance could not reasonably be expected to constitute a Material Adverse Event.

5.4 Additional Negative Covenants. Borrower shall not, without the prior written consent of Lender, (i) liquidate, dissolve or wind-up the Business and affairs of any of Borrower; (ii) effect any merger or consolidation transaction; (iii) sell, lease, transfer, license or otherwise dispose, in a single transaction or series of related transactions, by Borrower of all or substantially all the assets of Borrower; or (iv) consent to any of the foregoing.

ARTICLE VI
EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default Not Requiring Notice.  The occurrence and continuation of any of the following events shall constitute an Event of Default under this Agreement and the Line of Credit Documents without the requirement of notice from Lender to Borrower:

(a) Nonpayment.  The failure of the Borrower to pay when due any principal or interest at the Interest Rate on the Line of Credit or other charge with respect to the Principal Indebtedness, or the amount of any fee or payment required of Borrower under this Agreement or any of the Line of Credit Documents; provided, that Borrower shall have a ten (10) business day period after which such payment is due in order to cure such breach.

(b) Voluntary Bankruptcy or Insolvency.  The occurrence and continuance of any of the following with respect to either Borrower:  (1) the filing by it of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties; (2) an assignment by it for the benefit of creditors or an admission by any of them, in writing, of an inability to pay their respective debts as they become due; or (3) the entry of a judgment of insolvency against it by any state, provincial or federal court of competent jurisdiction, and any such petition is not dismissed within 60 days after the filing thereof.

6.2 Notice.  If any Event of Default shall occur (whether or not any required notice has been given or an applicable grace period has elapsed), Lender shall not be obligated to make any further advances or disbursements until such Event of Default is remedied.  Unless otherwise expressly provided by the terms of this Agreement, or the Line of Credit Documents, if an Event of Default shall occur and be continuing, Lender shall give written notice of such occurrence to Borrower as follows:

(a) Monetary Default.  In the event of a monetary default for which Borrower is given a cure period, Lender shall give Borrower written notice of the Event of Default and Borrower shall be given an opportunity to cure the default within the applicable cure period.

(b) Nonmonetary Default.  In the event of a nonmonetary default for which Borrower is given a cure period, Lender shall give Borrower written notice of the Event of Default and Borrower shall be given an opportunity to cure the default within the applicable cure period.  However, if the nonmonetary default cannot reasonably be corrected within the applicable cure period, Borrower shall have an additional thirty (30) days to remedy such nonmonetary default if Borrower notifies Lender of the manner in which the nonmonetary default shall be cured, and if appropriate corrective action is instituted within the initial specified cure period and is diligently pursued thereafter.  In the event that correction of the default requires action by a Governmental Authority which cannot reasonably be obtained within an additional twenty (20) days, and Borrower has complied with the conditions of the previous sentence, such twenty (20) day cure period shall be extended to some other reasonable amount of time, so long as the Borrower’ Business is not impaired and continues in the ordinary course until the default is cured.

6.3 Election of Remedies.  If an Event of Default shall occur and continue after any required notice and lapse of any applicable grace period, all obligations of Lender under this Agreement and under the Line of Credit Documents shall cease and terminate, and at the election of Lender, the Lender may,:  (i) declare the outstanding Principal Indebtedness evidenced by the Note immediately due and payable; (ii) exercise any remedy provided for in the Line of Credit Documents; or (iii) (iv) exercise any other right or remedy available to Lender pursuant to any Line of Credit Document, or as provided at law or in equity.

6.4 No Remedy Exclusive.  No remedy conferred upon or reserved to Lender under this Agreement shall be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Line of Credit Documents, or now or hereafter existing at law or in equity or by statute.  No delay or failure to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

ARTICLE VII
MISCELLANEOUS

7.1 Non-Waiver.  No disbursement of the proceeds of the Line of Credit shall constitute a waiver of any covenant or condition to be performed by Borrower.  In the event Borrower are unable to satisfy any such covenant or condition, Lender shall not be precluded from thereafter declaring such failure to be an Event of Default.

7.2 Amendments.  Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally and may only be modified or amended by an instrument in writing, signed by each of the Lender and the Borrower.

7.3 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and assigns.

7.4 Waivers.  The failure by Lender or Borrower at any time or times hereafter to require strict performance by the other of any of the undertakings, agreements or covenants contained in this Agreement shall not waive, affect or diminish any right of Borrower or Lender hereunder to demand strict compliance and performance therewith.  Any waiver by Lender of any Event of Default under this Agreement shall not waive or affect any other Event of Default hereunder, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements or covenants of Borrower and Lender under this Agreement shall be deemed to have been waived unless such waiver is evidenced by an instrument in writing signed by the party to be charged specifying such waiver.

7.5 Survival.  This Agreement shall survive the disbursement of the proceeds of the Line of Credit, and each and every one of the obligations and undertakings of Borrower and Lender contained herein shall be continuing obligations and undertakings and shall not cease and terminate until all amounts which may accrue pursuant to this Agreement or any of the Line of Credit Documents shall have been fully paid and all obligations and undertakings of Borrower shall have been fully discharged.

7.6 Assignment and Notices.

(a) Neither Borrower may not assign, in whole or in part, any of their rights or obligations under this Agreement, the Line of Credit Documents or any other agreement or commitment (in addition to this Agreement and the Line of Credit Documents) in existence between Lender on one hand, and Borrower, on the other hand, without the prior written consent of the Lender The Lender may assign this Agreement or any of the other Line of Credit Documents.

(b) Except as otherwise provided in this Agreement or in any Line of Credit Document, whenever Lender or Borrower desire to give or serve any notice, demand, request or other communication with respect to this Agreement or any other Line of Credit Document, each such notice shall be in writing and shall be effective only if the notice is delivered by personal service, by nationally-recognized overnight courier or by facsimile, addressed in the same manner as provided in this Agreement.  Any notice delivered personally or by courier shall be deemed to have been given when delivered.  Any notice sent by facsimile (confirmed orally by telephone, with a copy sent by overnight courier) shall be presumed to have been received on the date transmitted.  Any party may change its address by giving notice to the other party of its new address in the manner provided above.

7.7  Severability.  If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Agreement.

7.8   No Partnership.  Nothing contained in this Agreement, or in any Line of Credit Document shall be construed as creating a joint venture or partnership between Borrower and Lender.  There shall be no sharing of losses, costs and expenses between Borrower and Lender, and Lender shall have no right of control or supervision except as Lender may exercise Lender’s rights and remedies provided hereunder and in the Line of Credit Documents.

7.9  Interpretation.  Whenever the context shall require, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both other genders.  The article and section headings contained in this Agreement are for purposes of reference only and shall not limit, expand or otherwise affect the construction of any provisions hereof.

7.10 Governing Law.  This Agreement and all matters relating hereto shall be governed by, construed and interpreted in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of laws.

7.11 Conflicts.  The provisions of this Agreement are not intended to be superseded by the provisions of the Line of Credit Documents executed in conjunction with this Agreement but shall be construed as supplemental thereto.  In the event of any inconsistency between the provisions hereof and the Line of Credit Documents, it is intended that this Agreement shall control.

7.12 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument.

7.13 Attorney Fees.  Borrower and Lender agree that should either of them default in any of the covenants or agreements contained in this Agreement or any of the Line of Credit Documents, the defaulting party shall pay all costs and expenses, including reasonable attorney fees and costs, incurred by the non-defaulting party to protect its rights hereunder, regardless of whether an action is commenced or prosecuted to judgment.

7.14 Jury Waiver.  EACH BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT AND TO ANY OF THE LINE OF CREDIT DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. EACH BORROWER AND LENDER EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

7.15 Final Expression.  THIS AGREEMENT AND THE LINE OF CREDIT DOCUMENTS ARE THE FINAL EXPRESSION OF THE AGREEMENT AND UNDERSTANDING OF LENDER WITH RESPECT TO THE LINE OF CREDIT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

7.16 Facsimile Signatures.  This Agreement and all Line of Credit Documents may be executed by facsimile signatures and delivered electronically in pdf format, each of which shall be given the same legal weight as though they were ribbon original signatures.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Line of Credit Agreement this __ day of March, 2014.

LENDER:

BLACK PEARL ENERGY, LLC

By:_____________________________________
Name:
Title:

BORROWER:

STW RESOURCES HOLDING, CORP.

By:
Name: Robert Miranda
Title: Chief Financial Officer